second AMENDMENT
to
amended and restated
agreement of limited partnership
of
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

THIS SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ARC PROPERTIES OPERATING PARTNERSHIP, L.P. (this “Amendment”) is made as of May 31, 2012 by and among American Realty Capital Properties, Inc., a Maryland corporation (the “REIT”), in its capacity as the General Partner of ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 6, 2011, by and among the REIT and the other parties signatory thereto (the “Partnership Agreement”).

witnesseth:

WHEREAS, on the date hereof, the entities listed on Exhibit B, as assignees of Setzer Properties, LLC, is being issued 576,376 OP Units in connection with the contribution of certain properties to the Partnership; and

WHEREAS, pursuant to Section 4.02 of the Partnership Agreement, the General Partner has the authority to amend Exhibit A to the Partnership Agreement to reflect such issuance of OP Units; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows.

1.                  Pursuant to Section 4.02 of the Partnership Agreement, the Partnership Agreement is hereby amended to reflect the issuance of 576,376 OP Units in the amounts shown and to the entities listed on Exhibit B.

2.                  Exhibit A to the Partnership Agreement is hereby amended and restated as set forth as Exhibit A to this Amendment.

3.                  Except as specifically provided for in this Amendment, the provisions of the Partnership Agreement shall remain in full force and effect.

4.                  The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.

5.                  This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

6.                  This Amendment contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any other prior written or oral understanding or agreements among them with respect thereto, other than the Agreement for Acquisition and Transfer of Real Property, effective as of May 7, 2012, between the Partnership and Setzer Properties, LLC.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed on its behalf as of the date first above written.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer